                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                  Schedule 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                              (Amendment No.    )*
                                            ----

                       GASONICS INTERNATIONAL CORPORATION
                            ------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                            ------------------------
                         (Title of Class of Securities)


                                  367278 10 8
                            ------------------------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (CONTINUED ON FOLLOWING PAGE(S))

                              (Page 1 of 10 Pages)

CUSIP NO. 367278 10 8     13G       Page 2 of 10 Pages

-------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
           David J. Toole
-------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a) / /   (b) /X/
-------------------------------------------------------------------------------
   3  SEC USE ONLY
-------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
    NUMBER           48,397 SHARES
      OF       ----------------------------------------------------------------
    SHARES        6  SHARED VOTING POWER
 BENEFICIALLY        234,999 shares held directly by the David Toole Family
    OWNED BY         Limited Partnership of which David Toole and Diane L.
   REPORTING         Toole are the sole General Partners and 808,952 shares
    PERSON           held directly by the David Toole and Diane L. Toole
     WITH            Family Trust of which David Toole and Diane L. Toole
                     are the sole Trustees.
               ----------------------------------------------------------------
                  7  SOLE DISPOSITIVE POWER
                     48,397 SHARES
               ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                     234,999 shares held directly by the David Toole Family
                     Limited Partnership of which David Toole and Diane L.
                     Toole are the sole General Partners and 808,952 shares
                     held directly by the David Toole & Diane L. Toole
                     Family Trust of which David Toole and Diane L. Toole are
                     the sole Trustees.
-------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           48,397
-------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                            /X/
-------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           0.4%
-------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON*
           IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 367278 10 8     13G       Page 3 of 10 Pages
-------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
           David Toole and Diane L. Toole Family Trust
-------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a) / /   (b) /X/
-------------------------------------------------------------------------------
   3  SEC USE ONLY
-------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION
           California
-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
   NUMBER            808,952 shares of which David Toole and Diane L.
    OF               Toole are the sole Trustees and may be deemed
   SHARES            to have shared power to vote the shares.
 BENEFICIALLY  ----------------------------------------------------------------
  OWNED BY        6  SHARED VOTING POWER
  REPORTING          See response to row 5.
   PERSON      ----------------------------------------------------------------
    WITH          7  SOLE DISPOSITIVE POWER
                     808,952 shares of which David Toole and Diane L.
                     Toole are the sole Trustees and may be deemed
                     to have shared dispositive power of the shares.
               ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                         See response to row 7.
-------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           808,952
-------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                    / /
-------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           6.0%
-------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON*
           OO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 367278 10 8     13G       Page 4 of 10 Pages

-------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
           David Toole Family Limited Partnership
-------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) / /   (b) /X/
-------------------------------------------------------------------------------
   3  SEC USE ONLY
-------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION
           California
-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
    NUMBER           234,999 shares, of which David Toole and Diane L.
      OF             Toole are the sole General Partners and may be
    SHARES           deemed to have shared power to vote the shares.
 BENEFICIALLY  ----------------------------------------------------------------
   OWNED BY       6  SHARED VOTING POWER
   REPORTING         See response to row 5.
    PERSON     ----------------------------------------------------------------
     WITH         7  SOLE DISPOSITIVE POWER
                     234,999 shares of which David Toole and Diane L.
                     Toole are the sole General Partners and may be
                     deemed to have shared dispositive power of the shares.
               ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                     See response to row 7.
-------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           234,999
-------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                    / /
-------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           1.7%
-------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON*
           PN
-------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 367278 10 8     13G       Page 5 of 10 Pages
-------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
           Diane L. Toole
-------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a) / /  (b) /X/
-------------------------------------------------------------------------------
   3  SEC USE ONLY
-------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
    NUMBER           0 Shares
      OF       ----------------------------------------------------------------
    SHARES        6  SHARED VOTING POWER
 BENEFICIALLY        234,999 shares held directly by David Toole
   OWNED BY          Family Limited Partnership of which Diane L. Toole
   REPORTING         is one of the sole General Partners and 808,952
    PERSON           shares held directly by David Toole and Diane
     WITH            L. Toole Family Trust of which Diane L. Toole is
                     one of the Sole Trustees and may be deemed to
                     have shared voting power of the shares.
               ----------------------------------------------------------------
                  7  SOLE DISPOSITIVE POWER
                     0 Shares.
               ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                     234,999 shares held directly by David Toole
                     Family Limited Partnership of which Diane L. Toole
                     is one of the sole General Partners and 808,952
                     shares held directly by David Toole and Diane
                     L. Toole Family Trust of which Diane L. Toole is
                     one of the Sole Trustees and may be deemed to
                     have shared dispositive power of the shares.
-------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0
-------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                    /X/
-------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           0%
-------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON*
           IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 6 of 10 Pages

ITEM 1(a)     NAME OF ISSUER:

              GaSonics International Corporation


ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              2540 Junction Avenue
              San Jose, CA  95134


ITEM 2(a)     NAME OF PERSON FILING:

              This statement is filed by David J. Toole, Diane L. Toole, David Toole Family Limited Partnership and David Toole and Diane L. Toole Family Trust sometimes collectively referred to as the "Reporting Persons."

              The Reporting Persons may be deemed to be a "group" for the purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 and the rules thereunder (the "Act"), although each expressly disclaims any assertion or presumption that it or any of the other persons on whose behalf this statement is filed constitutes a "group'." The filing of this Statement and the Agreement attached as Exhibit 1 hereto should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              2540 Junction Avenue
              San Jose, CA  95134


ITEM 2(c)     CITIZENSHIP:

              See row 4 of cover page of every entity

                             Page 7 of 10 Pages

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

              Common Stock


ITEM 2(e)     CUSIP NUMBER:

              367278 10 8


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable


ITEM 4.       OWNERSHIP.

              (a) Amount Beneficially Owned: See Row 9 of cover page for each entity.

              (b) Percent of Class: See Row 11 of cover page for each entity.

              (c)  Number of shares as to which such person has:

                   (i)  sole power to vote or to direct the vote:
                        See Row 5 of cover page for each entity.

                   (ii) shared power to vote or to direct the vote:
                        See Row 6 of cover page for each entity.

                   (iii) sole power to dispose or to direct the
                         disposition of: See Row 7 of cover page for each entity.

                   (iv) shared power to dispose or to direct the
                        disposition of: See Row 8 of cover page for each entity.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable

                             Page 8 of 10 Pages

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable


ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              The Reporting Person may be deemed to be a "group" for the purposes of Section 13(d) and 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other persons on whose behalf this statement is filed constitutes a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable


ITEM 10.      CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                             Page 9 of 10 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 31, 1997


/s/ Diane L. Toole
---------------------------------
Diane L. Toole


/s/ David J. Toole
---------------------------------
David J. Toole



DAVID TOOLE FAMILY LIMITED
PARTNERSHIP


By: /s/ David Toole
   ---------------------------------

Title: General Partner
      ----------------------------


DAVID TOOLE AND DIANE L. TOOLE
FAMILY TRUST


By: /s/ David Toole and Diane L. Toole
   -----------------------------------

Title: Trustees
      ----------------------------

                             Page 10 of 10 Pages

                                   EXHIBIT 1

                       AGREEMENT RELATING TO JOINT FILING
                                OF SCHEDULE 13G
                                ---------------

          The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of GaSonics International Corporaation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Date:  January 31, 1997


/s/ Diane L. Toole
---------------------------------
Diane L. Toole


/s/ David J. Toole
---------------------------------
David J. Toole



DAVID TOOLE FAMILY LIMITED
PARTNERSHIP


By: /s/ David Toole
   -------------------------------

Title: General Partner
      ----------------------------


DAVID TOOLE AND DIANE L.
TOOLE FAMILY TRUST


By: /s/ David Toole and Diane L. Toole
   -----------------------------------

Title: Trustees
      ----------------------------